Exhibit 99.1
Contacts:
Stephen J. Mock
Cecelia C. Heer
Par Pharmaceutical Companies, Inc.
(201) 802-4000
PAR PHARMACEUTICAL WILL RESTATE CERTAIN PRIOR PERIOD RESULTS
AND DELAY FILING ITS SECOND QUARTER FORM 10-Q
Restatements Due to Understatement of Accounts Receivable Reserves
Spring Valley, NY, July 5, 2006 — Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that an internal review of its trade accounts receivable balances revealed accounting errors that will result in the restatement of financial results for fiscal years 2004 and 2005 and the first quarter of 2006. This restatement will also delay the filing of Par’s second quarter Form 10-Q with the U.S. Securities and Exchange Commission (SEC). The restatement is due to an understatement of accounts receivable reserves which resulted primarily from delays in recognizing customer credits and uncollectible customer deductions.
The company expects that the effect of the restatement adjustments to its accounts receivable will be to reduce revenues by an amount up to $55 million over the applicable periods, prior to any potential recoveries. Because Par has profit sharing arrangements with a number of its business partners, the overstatement of revenues has resulted in Par overpaying its business partners in some instances. Accordingly, the company will attempt to recover from those business partners a share of profits from products included in the overstated revenues. However, Par is unable to estimate at this time the amount of the overstated revenues that may be recovered. While the reduction in revenues will materially reduce reported earnings from the affected periods, the impact on specific prior periods is yet to be determined. In addition, Par will write-off inventory in an amount up to $15 million. The company is in the process of determining whether any of this amount should be recorded in prior period financial statements. The write-off results from physical inventory procedures as well as a change in inventory valuation methodology for slow-moving inventory.
The company does not expect the restatement to have an impact on the ongoing strength of its sales and operations. Par currently has cash, cash equivalents and available for sale securities on hand totaling $183 million and there has been no increase in the company’s borrowings during the second quarter. The company expects to remain in full compliance with all debt covenants throughout the restatement process.
On March 16, 2006, Par began strengthening its finance function with the appointment of Gerard A. Martino to the position of executive vice president and chief financial officer, and the hiring of other key finance staff. The accounting errors were discovered by the company following these appointments. Based on the company’s investigation to date, nothing has come to our attention to indicate that the errors are other than inadvertent.
Par Financial Statements
Pending the filing by Par of its restated financial statements, previously filed financial statements included in Forms 10-K for the fiscal years ended December 31, 2005 and 2004, and Form 10-Q for the period ended April 2, 2006, including Management’s Report on Internal Controls on Financial Reporting and the related reports of the company’s independent registered public accounting firm, should not be relied upon. Par expects that full remediation of material weaknesses in its financial reporting will require significant time and effort.
The Audit Committee of the Board of Directors of the company and Par’s management have discussed these matters with its independent registered public accounting firm.
Due to the restatement of financial statements, Par’s registration statement on Form S-3 (File Number 333-111567), together with all exhibits and amendments thereto, which was initially filed by the company on December 24, 2003 (and subsequently amended), does not incorporate accurate financial information and can no longer be used in connection with the sale of the securities covered by the registration statement. Because the company is no longer required to keep such registration statement effective, Par expects to withdraw the registration statement.
The restatement impact discussed in this press release is preliminary, unaudited and reflects restatement adjustments identified to date. This estimate is subject to change as a result of any adjustments arising from the restatement process and the completion of the company’s investigation and the audit of its restated financial statements by Par’s independent registered public accounting firm. The company cannot provide any assurance that additional matters will not be identified that will require further analysis relative to their impact on previously issued financial statements or that the amounts involved and nature and extent of the accounting errors may not ultimately differ materially from that described above.
Conference Call
Par has scheduled a conference call with investment analysts for Thursday, July 6 at 8:30 am EDT to discuss today’s announcement. Par invites investors and general public to listen to a webcast of the conference call. Access to the live webcast can be made via the company’s website at http://www.parpharm.com. A digital replay of the conference call will be available for 30 days approximately one hour after the call. The dial-in number for the replay is 888-286-8010 for domestic callers and 617-801-6888 for international callers. The access number is 49666708.
About Par
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. In 2005, Par received approval for and introduced the appetite stimulant Megace® ES, its first branded pharmaceutical product. Par’s Generic Products Division is committed to providing high-quality pharmaceuticals that are affordable and accessible to patients. Par manufactures, markets or licenses more than 110 generic drugs. For press release and other company information, visit www.parpharm.com.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the extent and impact of the accounting issues, the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, Form 10-Q, and Form 8-K reports.
# # # # #